Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Funds Trust

We consent to the references to our firm under the headings “Financial Highlights” in the Prospectus on Form N-1A and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

March 24, 2016